SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, D.C.

                              20549

                            FORM 8-A




       FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
             PURSUANT TO SECTION 12(b) OR (g) OF THE
                 SECURITIES EXCHANGE ACT OF 1934


                    TENNEY ENGINEERING, INC.
  (Exact name of registrant as specified in its charter)


  NEW JERSEY                              22-1323920
(State of Incorporation of          (I.R.S. Employer
   Organization)                    Identification No.)

1090 Springfield Road
Union, New Jersey                        07083
(Address of principal executive           (Zip Code)
  offices)


Securities to be registered pursuant to Section 12(b) of the Act:

   Title of each class       Name of each exchange on which
   to be so registered       each class is to be registered

       NONE


Securities to be registered pursuant to Section 12(g) of the Act:


                 Series A, Common Stock
                       (Title of Class)


                  Series B, Common Stock
                       (Title of Class)

Item 1.  Description of Registrant Securities to be Registered


     Prior to April 10, 1997 the Registrant had only Common Stock outstanding, par value $.01 per share. The Registrant's Certificate of Incorporation, as amended, authorized the Board of Directors to adopt resolutions to provide for the issuance of Common Stock in one or more series, to fix the number of shares constituting each series and the description, powers, preferences and relative participating optional or other special rights of each series and the qualifications, limitations or restrictions thereof.

     On March 11, 1997 the Board of Directors resolved to amend the Certificate of Incorporation to provide that Common Stock may be issued in two series, denominated Series A and Series B. The respective rights, powers and privileges of each Series of Common Stock are set forth in a Certificate of Amendment of the Registrant's Certificate of Incorporation, a copy of which is filed as Exhibit A to this Registration Statement and to which reference is made for a full description of rights, powers and privileges.

     All issued shares of Common Stock on April 10, 1997 were classified as Series B Common Stock, par value $.01 per share. The rights of holders of Series A Common Stock and Series B Common Stock are identical except for voting rights. Holders of Series A Common Stock and Series B Common Stock vote as a single Class on all matters submitted to a vote of the stockholders except as provided by law, with each share of Series A Common Stock entitled to ten votes and each share of Series B Common Stock entitled to
one vote.    The holders of each Series of Common Stock are
entitled to receive dividends out of assets legally available therefor at such times and in such amounts as the Board of Directors may from time to time determine. No dividend may be declared or paid in cash or property on any shares of either Series of Common Stock unless the same dividend is simultaneously declared or paid on the shares of the other Series of Common Stock. In the case of any stock dividends, holders of Series A Common Stock are entitled to receive the same ratable dividend (payable in shares of Series A Common Stock) as the holders of Series B Common Stock (payable in shares of Series B Common Stock). Neither Series of Common Stock is redeemable or convertible and the holders thereof have no preemptive or subscription rights to purchase any security of the Registrant.

     Upon liquidation, dissolution or winding-up of the Registrant the holders of Series A Common Stock are entitled to share ratably with the holders of Series B Common Stock in all assets available for distribution after payment of all debts and other liabilities and subject to the prior rights of any holders of Preferred Stock outstanding.

Item  2.  Exhibits

     1.  Restated Certificate of Incorporation of Tenney
Engineering, Inc. filed in the Office of the Secretary of State of New Jersey on June 12, 1984 filed as Item 13(a)(3)a(i) with the
Registrant's Annual Report on Form 10-KSB for the year ended
December 31, 1995 and incorporated herein by reference.

     2.  Amendment to Certificate of Incorporation dated May 13,
1988 filed as Item 13(a)(3)a(ii) with the Registrant's Annual
Report on Form 10-KSB for the year ended December 31, 1995 and incorporated herein by reference.

     3. Amendment to Registrant's Certificate of Incorporation filed in the office of the Secretary of State of New Jersey May 29, 1996.

     4. Amendment to Registrant's Certificate of Incorporation filed in the office of the Secretary of State of New Jersey March
11, 1997.



                            SIGNATURE


     Pursuant to the requirements of Section 12 of the Securities
Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.



                                   TENNEY ENGINEERING, INC.





Date:   March 14,  1997             By: s/Robert S. Schiffman
                                        Robert S. Schiffman
                                        President